Exhibit 10.2
ADDENDUM TO PROJECT DEVELOPMENT AGREEMENT
THIS ADDENDUM (the “Addendum”) supplements and modifies the Project Development Agreement (Revised) Bootheel Agri-Energy LLC (“Owner”) and Delta-T Corporation (“Engineer”), dated July 28, 2006 (the “PDA”), which is attached hereto and incorporated by reference to this Addendum, to increase Engineer’s services and scope of work as here after specified.
     WHEREAS, Owner intends to enter into an EPC contract with Engineer for the engineering, procurement and construction of an ethanol plant having the capacity to produce 100 million gallons of un-denatured fuel ethanol per year at a site to be located in or around Sikeston, Missouri (hereinafter “Project”); and
     WHEREAS, Owner and Engineer have entered into the PDA with the intent to develop the Project to a point at which the EPC contract fully can be negotiated; and
     WHEREAS, in order to minimize delay to the Project during the development, Owner requires, and Engineer agrees, to develop and provide preliminary engineering design documents (“Preliminary Engineering”) for the Project, as further described in Exhibit A.
     NOW THEREFORE, IN CONSIDERATION of the mutual terms and conditions of this Agreement, Owner and Engineer agree as follows:
1. Definitions and Exhibits. Capitalized terms used but not defined herein shall have the meanings given to such terms in the PDA. In addition, terms which have well-known technical or construction industry meanings are used in accordance with such recognized meanings, unless otherwise defined in the PDA or unless the context clearly indicates a different meaning. All exhibits to this Addendum are fully incorporated into the PDA by reference and are as fully a part of the PDA as if repeated in their entirety in the PDA or in this Addendum.
2. Preliminary Engineering Services. Engineer shall provide Preliminary Engineering Services and deliver all engineering submittals required by this Addendum in accordance with the requirements of Exhibit A. Drawings, and other engineering data to be provided by Engineer under this Addendum are essential to the timely construction of the entire Project. Engineer shall submit to Owner all drawings and all other technical data and documents as may be required by this Addendum. All submittals by Engineer shall be clearly identified by a unique document number, revision number, date, and this Project. The timing of Engineer’s submittals and Owner’s review shall be in accordance with the Submittal Dates set forth in Exhibit A. The submission of any Drawing or other submittal document by Engineer to Owner under this Addendum will be certification by Engineer that the information set forth therein is accurate in all material respects.
          2.1. Owner, or Owner’s representative shall review and use such Preliminary Engineering submittals in furtherance of the Project. Upon receipt of a submittal marked “Returned for Corrections,” Engineer shall immediately take all necessary action to revise its submittal in accordance with Owner’s comments, the specification, and the drawings, and shall resubmit to Owner for review the corrected original submittal, voiding previous information and adding new documents if required. Owner’s review of Engineer’s Preliminary Engineering submittals will cover only general conformity of the data to the Project requirements, specifications, external connections, interfaces with equipment and materials furnished under separate specifications, and dimensions that affect plant arrangements. Owner’s review does not include a thorough review of all dimensions, quantities, and details of the equipment, material, device, or item indicated or the accuracy of the information submitted. Review and comment by Owner of Engineer’s Preliminary Engineering submittals shall not relieve Engineer of its sole responsibility to meet the requirements of this Addendum and to supply services that conform to the requirements of this Addendum.
          2.2. Engineer warrants that it shall perform the Services in accordance with the standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature. If, during the Project period following the completion of the services under this Addendum it is shown there is an error in the Preliminary Engineering caused by Engineer’s failure to meet such standards, Engineer shall perform, at its sole cost, such corrective engineering services as may be necessary to remedy such error.
          2.3. Engineer agrees that it will perform its services under this Addendum in compliance with the drawings and specifications issued by Owner, applicable standards, laws, codes and regulations, applicable industry standards of the ethanol industry, and in accordance with requirement of local authorities having jurisdictions over the Project and any requirements imposed by Owner with respect to work on the Project site.
          2.4. Engineer shall maintain in force, during the period that Services are performed, workers’ compensation insurance in accordance with the laws of the States having jurisdiction over Engineer’s employees who are engaged in the services under this Addendum and employer’s liability insurance with a limit of $100,000 each occurrence and in the aggregate. Engineer also shall maintain commercial general liability insurance with a limit of $1,000,000 per occurrence and in the aggregate; automobile liability insurance with combined single limit of $1,000,000; and professional liability insurance with per occurrence and aggregate limits of $1,000,000.
          2.5. Engineer shall indemnify Owner against any and all claims, demands and causes of action for bodily injury to or death of persons or for damage to or destruction of property (other than property of Owner or construction work in progress for which Owner shall have responsibility) resulting from any and all negligent physical acts of Engineer under this Addendum. The parties hereby waive all claims for property damage, and shall require their insurers to waive subrogation rights against the other party under any applicable policy of property insurance.
          2.6. In performance of the services, it is understood that Engineer may be supplied with certain information and/or data by Owner and/or others, and that Engineer will rely on such information. It is agreed that the accuracy of such information is not within Engineer’s control and Engineer shall not be liable for its accuracy, nor for its verification.
          2.7. Reserved.

          2.8. For the services described in this Addendum and deliverables identified in Exhibit A, CLIENT shall pay DTC a fee equal to US$750,000.00 (Seven Hundred and Fifty Thousand US Dollars) in the following manner:
(a) an initial payment of US$350,000.00 (Three Hundred and Fifty Thousand US Dollars) which shall be paid within fifteen (15) days following the signing of this Agreement; and
(b) four (4) equal monthly installments of US$100,000.00 (One Hundred Thousand US Dollars) which shall be paid on the first day of each of the four (4) months following the date of the initial payment.
          2.9. Except for any indemnity obligation under this Addendum, neither party shall be liable to the other party for loss of profits or revenue; loss of use; loss of opportunity; loss of goodwill; cost of substitute facilities, goods or services; cost of capital; cost of replacement power; governmental and regulatory sanctions; and claims of customers for such damages; or for any special, consequential, incidental, indirect or exemplary damages. Except for an obligation to make payments, neither party shall be in default to the extent any nonperformance is caused by a circumstance beyond such party’s reasonable control. The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity.
          This Addendum, the PDA and the attached Exhibits constitute the entire Agreement. No other representations of any kind, oral or otherwise, shall have any effect. This Agreement shall be governed by the laws of the state of Missouri, notwithstanding the operation of any conflict or choice of law statutes or decisional law to the contrary.

Bootheel Agri-Energy LLC	Delta-T Corporation

By:	By:

Title:	Title:

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ATTACHMENT A —
SCOPE OF SERVICES AND SCHEDULE OF DELIVERABLES
SCOPE OF SERVICES
SCHEDULE OF DELIVERABLES

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